Exhibit 5.1

December 22, 2010

Avis Budget Car Rental, LLC

6 Sylvan Way

Parsippany, New Jersey 07054

Avis Budget Finance, Inc.

6 Sylvan Way

Parsippany, New Jersey 07054

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Avis Budget Car Rental, LLC, a Delaware limited liability company (“ABCR”), Avis Budget Finance, Inc., a Delaware corporation (“Avis Finance” and collectively with ABCR, the “Issuers”), AB Car Rental Services, Inc., a Delaware corporation (“AB Car Rental Services”), ARACS LLC, a Delaware limited liability company (“ARACS”), Avis Asia and Pacific, Limited, a Delaware corporation (“Avis Asia and Pacific”), Avis Budget Group, Inc., a Delaware corporation (“Avis Budget Group”), Avis Budget Holdings, LLC, a Delaware limited liability company (“Holdings”), Avis Car Rental Group, LLC, a Delaware limited liability company (“Avis Car Rental Group”), Avis Caribbean, Limited, a Delaware corporation (“Avis Caribbean”), Avis Enterprises, Inc., a Delaware corporation (“Avis Enterprises”), Avis Group Holdings, LLC, a Delaware limited liability company (“Avis Group Holdings”), Avis International, Ltd., a Delaware corporation (“Avis International”), Avis Operations, LLC, a Delaware limited liability company (“Avis Operations”), Avis Rent A Car System, LLC, a Delaware limited liability company (“Avis Rent A Car System”), BGI Leasing, Inc., a Delaware corporation (“BGI Leasing”), Budget Rent A Car System, Inc., a Delaware corporation (“Budget Rent A Car System”), Budget Truck Rental LLC, a Delaware limited liability company (“Budget Truck Rental”), PF Claims Management, Ltd., a Delaware corporation (“PF Claims”), PR Holdco, Inc., a Delaware corporation (“PR Holdco”), Runabout, LLC, a Delaware limited liability company (“Runabout”), Wizard Co., Inc., a Delaware corporation (“Wizard Co.”), and Wizard Services, Inc., a Delaware corporation (“Wizard Services” and collectively with AB Car Rental Services, ARACS, Avis Asia and Pacific, Avis Budget Group, Holdings, Avis Car Rental Group, Avis Caribbean, Avis Enterprises, Avis Group Holdings, Avis International, Avis Operations, Avis Rent A Car System, BGI Leasing, Budget Rent A Car System, Budget Truck Rental, PF Claims, PF Holdco, Runabout and Wizard Co., the “Guarantors” and each a “Guarantor” and together with the Issuers, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuers of $600,000,000 in aggregate principal amount of the Issuers’ 8.25% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about November 19, 2010. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of October 15, 2010 (the “Indenture”) by and among the Issuers, the Guarantors and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuers’ 8.25% Senior Notes due 2019 issued on October 15, 2010 and November 18, 2010 (the “Old Notes”), of which $600,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, bylaws and operating agreements of the Issuers and the Guarantors, (ii) resolutions of the Issuers and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as October 15, 2010, by and among the Issuers, the Guarantors and Banc of America Securities LLC, for itself and on behalf of the other initial purchasers of the Old Notes (the “Registration Rights Agreement”), (vi) the Amendment, dated as of November 18, 2010, to the Registration Rights Agreement, and (vii) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Exchange Notes will be validly issued and binding obligations of the Issuers and the Guarantees will be validly issued and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and Delaware corporate law and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuers and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuers and the Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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